UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 22, 2006
Date of Report (Date of earliest event reported)
MEDWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28010 (Commission File No.)	41-1493458 (IRS Employer Identification No.)
4382 Round Lake Road West, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:
(651) 639-1227
435 Newbury Street, Danvers, MA 01923
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(c)     On December 27, 2006, Medwave agreed to hire Ramon L. Burton to serve as its Chief Financial Officer with a scheduled start date of January 8, 2007. Mr. Burton will serve as Medwave’s principle financial and accounting officer and be responsible for both Medwave’s overall financial management and the day to day activities of financial reporting and internal controls. In connection with his employment, Mr. Burton will enter into Medwave’s standard non-compete and confidentiality agreements.
          Mr. Burton is a former Chief Financial Officer and General Counsel of public and private companies, and is an attorney at law. Most recently, he was the Chief Financial Officer of Sterion, Inc., a publicly traded medical products manufacturer, and was previously employed by TCF Industries Inc., a manufacturer of air moving equipment as its Chief Financial Officer. Mr. Burton has also served as Chief Financial Officer and General Counsel to Minnesota Diversified Industries, a non-profit company providing services to over 600 persons with disabilities. He has over 20 years experience in senior finance, accounting and legal roles.
(d)     Effective December 22, 2006, Medwave’s Board of Directors appointed James Hawley to serve as a director of Medwave. Mr. Hawley will serve as a member of the class of directors whose term will expire at the annual meeting Medwave’s stockholders in 2009 when and if his successor is elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment, Mr. Hawley was awarded an option to purchase 50,000 shares of Medwave’s common stock at $0.57 per share, the closing price of Medwave’s common stock on December 22, 2006. Mr. Hawley’s option vests in equal annual installments over the next four years.
          Mr. Hawley was elected to serve on Medwave’s Audit Committee. As a result, Medwave’s Audit Committee is now comprised of three members of the Board of Directors and is therefore again compliant with Marketplace Rule 4350(d)(2)(A).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDWAVE, INC.
Date: December 28, 2006	By:	/s/ Frank Katarow
Frank Katarow
Chief Executive Officer (interim)